Leap Reports Third Quarter Results

~ Operational and Financial Progress Drive Solid Results ~

- Net Additions Increase by More Than 200,000 Year-Over-Year

- Churn Improves to 3.8 Percent due to Enhanced Devices, All-Inclusive Plans and Successful Promotions

- ARPU Increases by More Than $4.00 Year-Over-Year, Primarily Due to Smartphone Customers

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO, Oct. 31, 2011 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported operational and financial results for the quarter ended September 30, 2011. Service revenues for the third quarter of 2011 increased 19.4 percent over the prior year quarter to $717.3 million. The Company reported $154.3 million of adjusted operating income before depreciation and amortization (OIBDA) for the third quarter, a 25.2 percent increase over the third quarter of 2010. Third quarter 2011 operating loss was $16.1 million compared to an operating loss of $478.1 million for the third quarter of 2010 (which included an impairment charge of $477.3 million related to goodwill and other assets). Net loss for the third quarter of 2011 was $68.8 million, or $0.90 per diluted share.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company reported approximately 666,000 gross customer additions for the quarter. The Company also reported a net gain of approximately 73,000 voice customers and a net loss of approximately 64,000 broadband customers, resulting in a net gain of approximately 10,000 customers, compared to a net loss of approximately 200,000 customers in the third quarter of 2010. Churn for the quarter was 3.8 percent, down from 5.5 percent for the third quarter of 2010. Third quarter voice churn was 3.4 percent, down from 5.2 percent for the third quarter of 2010.

"Our third quarter results reflect the benefits of the devices, service plans and nationwide 3G voice and data network coverage that we have introduced," said Doug Hutcheson, Leap's president and chief executive officer. "Our voice net additions improved by more than 245,000 customers year-over-year, reflecting continued improvements in gross customer additions and voice churn of 3.4 percent, a 180 basis point improvement year-over-year. In addition, ARPU increased to $41.25, reflecting the adoption of smartphones and Muve Music™ devices and related service plans by a third of our voice customers. We continue to pursue initiatives to build on this customer growth, including efforts to increase our distribution presence, enhance our already-compelling device line-up, improve customer awareness through a new nationwide marketing campaign and expand awareness and distribution of our successful Muve Music offering. We are pleased with our progress and believe we have attractive service plans and devices as we move into our stronger selling seasons."

Financial Results and Operating Metrics (1) (Unaudited; in millions, except for customer data, operating metrics and per share amounts)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Change	2011	2010	Change
Service revenues	$717.3	$600.6	19.4%	$2,099.8	$1,846.0	13.7%
Total revenues	$763.3	$638.1	19.6%	$2,303.7	$1,989.2	15.8%
Operating loss	$(16.1)	$(478.1)	(96.6)%	$(21.8)	$(423.8)	(94.9)%
Adjusted OIBDA	$154.3	$123.2	25.2%	$427.4	$418.2	2.2%
Adjusted OIBDA as a percentage of service revenues	22%	21%	—	20%	23%	—
Net loss	$(94.1)	$(533.3)	—	$(239.0)	$(618.1)	—
Net loss attributable to common stockholders	$(68.8)	$(536.3)	—	$(230.3)	$(622.6)	—
Diluted net loss per share attributable to common stockholders	$(0.90)	$(7.06)	—	$(3.01)	$(8.21)	—
Gross customer additions(2)	665,939	644,387	3.3%	2,140,966	2,460,700	(13.0)%
Net customer additions (deactivations)	9,511	(199,949)	104.8%	236,945	134,103	76.7%
End of period customers	5,755,124	5,088,208	13.1%	5,755,124	5,088,208	13.1%
Weighted-average customers	5,743,943	5,131,982	11.9%	5,720,270	5,185,976	10.3%
Churn	3.8%	5.5%	—	3.7%	5.0%	—
End of period covered POPS	~95.3	~94.2	1.2%	~95.3	~94.2	1.2%
Average revenue per user (ARPU)	$41.25	$37.13	11.1%	$40.26	$37.63	7.0%
Cash cost per user (CCU)	$23.09	$19.95	15.7%	$22.65	$18.34	23.5%
Cost per gross addition (CPGA)	$238	$219	8.7%	$224	$196	14.3%
Cash purchases of property and equipment	$103.1	$103.5	(0.4)%	$289.3	$298.9	(3.2)%
Unrestricted cash, cash equivalents and short-term investments	$800.0	$564.6	41.7%	$800.0	$564.6	41.7%

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

During the fourth quarter of 2010, the Company changed its method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis in the consolidated statement of operations, such that the Company no longer deducts from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead includes such amounts in cost of service. This change has been applied retrospectively to the Company's results for service revenues, total revenues, ARPU and CCU presented above. For more information regarding this change, please refer to "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.

(2)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

Customers and Churn

  End-of-period customers for the third quarter of 2011 were approximately 5,755,000, a 13.1 percent increase from end-of-period customers for the third quarter of 2010. This increase resulted from the addition of customers in the Company's operating markets and the addition of approximately 323,000 former customers of Pocket Communications in the fourth quarter of 2010 in connection with the formation of our joint venture in South Texas.
  Net customer additions for the third quarter of 2011 were approximately 10,000, compared to approximately 200,000 net customer deactivations for the third quarter of 2010. Third quarter 2011 net customer additions reflected a net gain of approximately 73,000 voice customers and a net loss of approximately 64,000 broadband customers.
    The net gain of approximately 73,000 voice customers represented an increase of approximately 245,000 net customer additions over the third quarter of 2010. The year-over-year increase in net voice additions resulted from the improved device portfolio and all-inclusive service plans the Company introduced over the last year, successful promotional activity and the benefits of customers upgrading to smartphones and Muve Music devices.
    The net loss of approximately 64,000 broadband customers represented an increase of approximately 36,000 customers deactivations over the third quarter of 2010. The year-over-year increase in net broadband deactivations was due primarily to higher device pricing, a reduction in broadband marketing, network management initiatives and the Company's continued focus on higher-value service plans.
  Customer churn for the third quarter of 2011 was 3.8 percent, a decrease from 5.5 percent for the comparable period of the prior year. Voice churn for the third quarter of 2011 was 3.4 percent, compared to 5.2 percent for the comparable period of the prior year.
  Nearly 50 percent of the Company's new handset sales in the third quarter of 2011 were for smartphones and Muve Music devices and approximately 10 percent of the Company's customer base upgraded their handsets during the quarter, typically to better devices coupled with higher-ARPU service plans.

Service Revenues and ARPU

  Service revenues for the third quarter increased to $717.3 million, a 19.4 percent increase over the comparable period of the prior year, primarily due to an 11.9 percent increase in weighted-average customers due to existing market customer growth and the contribution of former Pocket customers in the fourth quarter of 2010, as well as continued uptake of the Company's higher-ARPU service plans.
  ARPU for the third quarter of 2011 was $41.25, an increase of 11.1 percent over the comparable period of the prior year, and 2.7 percent from the second quarter of 2011. The year-over-year increase in ARPU primarily reflected increased customer acceptance of the Company's smartphones and all-inclusive service plans and increased service plan pricing for the Company's broadband service.

Adjusted OIBDA and Operating Expenses

  Adjusted OIBDA for the third quarter of 2011 was $154.3 million, an increase of 25.2 percent over the comparable period of the prior year, reflecting growth in service revenues, partially offset by increased handset upgrade activity and associated subsidy expense. Compared to the second quarter of 2011, adjusted OIBDA decreased 4 percent, reflecting increased subsidy expense in connection with a successful third quarter 2011 promotion. Third quarter 2011 adjusted OIBDA also reflected approximately $2.8 million of costs associated with the proxy contest and settlement of associated litigation related to the Company's 2011 annual meeting of stockholders.
  Third quarter 2011 operating loss was $16.1 million, compared with an operating loss of $478.1 million for the comparable period of the prior year.
    Third quarter 2011 operating loss reflected increased depreciation and amortization expense associated with network and corporate platform upgrades and assets acquired in connection with the formation of the Company's South Texas joint venture in the fourth quarter of 2010 as well as approximately $23.7 million of charges primarily related to the integration of Cricket and Pocket assets in South Texas.
    Third quarter 2010 operating loss reflected $477.3 million of non-cash charges, primarily related to impairment of the Company's goodwill as well as the write-off of certain previously-capitalized network expansion costs relating to network design, site acquisition and capitalized interest.
    Excluding the impact of the $23.7 million and $477.3 million charges in the third quarters of 2011 and 2010, respectively, third quarter 2011 operating income was $7.6 million compared to third quarter 2010 operating loss of $0.7 million.
  Net loss attributable to common stockholders for the third quarter of 2011 was $68.8 million, or $0.90 per diluted share, compared to a net loss attributable to common stockholders of $536.3 million, or $7.06 per diluted share, for the third quarter of 2010.
    The change in net loss per share reflected the year-over-year changes in operating loss discussed above, the year-over-year increase in interest expense as a result of the Company's issuance of $400 million of unsecured senior notes in May 2011 and accretion expense related to the redemption value of the non-controlling interest in the Company's South Texas joint venture, which began operations in the fourth quarter of 2010. Additionally, income tax expense increased year-over-year as the third quarter of 2010 reflected a tax benefit from the impairment of the Company's goodwill.
  CCU for the third quarter of 2011 increased 15.7 percent over the prior year quarter to $23.09, primarily due to increased device subsidy costs associated with increased device upgrades and increased telecommunications taxes and regulatory fees in connection with further customer migration to the Company's all-inclusive service plans.
  CPGA for the third quarter of 2011 increased by 8.7 percent over the prior year quarter, reflecting increased device subsidy in connection with successful promotional activity, offset in part by reduced sales and marketing expense.

Capital Expenditures

  Capital expenditures during the third quarter of 2011 were $103.1 million.
  Total capital expenditures for 2011 are expected to be between $425 million and $475 million, primarily to support the ongoing maintenance, development and growth of the Company's network in its operating markets and the initial deployment of LTE network technology.
  Annual capital expenditures for 2012 to support the ongoing maintenance and development of the Company's network and other business assets are expected to be in the mid-teens as a percentage of annual service revenues.
  The Company currently plans to deploy LTE across approximately two-thirds of its current network footprint over the next two to three years, with a commercial trial market scheduled to be launched in late 2011. The Company plans to cover approximately 25 million POPs with LTE network technology in 2012. Aggregate capital expenditures for LTE deployment are expected to be less than $10 per covered POP, excluding capitalized interest. Approximately half of the estimated capital expenditures for LTE deployment are included in the amounts estimated to be necessary to support the ongoing maintenance and development of the Company's network. The actual amount the Company spends to deploy LTE will depend upon multiple factors, including the scope and pace of the Company's deployment activities.

"We are pleased with the continued strengthening of our financial results, particularly in our margins, as a result of the product and service plan changes we have implemented, our expanding retail footprint and our innovation in music," said Walter Berger, Leap's executive vice-president and chief financial officer. "We ended the third quarter with $800 million in cash and short-term investments, and over the past year we have continued to actively manage our capital structure, including by extending the most significant maturities on our long term debt to 2016 and beyond and locking in more favorable interest rates. We believe that our solid balance sheet and strong operating results provide us with sufficient liquidity to fund our growing operations and our current business initiatives, including our planned launch of LTE."

Other Quarterly Highlights

  Announced a major retail expansion that will result in Cricket products and services being available to consumers nationwide. By mid-November, Cricket's innovative products and services are expected to be launched in key major retailers including Best Buy, select Walmart locations, Dollar General and through one of America's most popular interactive multi-channel retailers, the Home Shopping Network.
  Introduced Muve Music, new, nationwide all-inclusive service plans and new Android handsets, including the introduction of the Samsung Vitality and the ZTE Score into more than 1,300 Best Buy and Best Buy Mobile specialty stores nationwide. These new products enable Cricket to bring its industry-leading value proposition to an expanded nationwide audience.
  Surpassed the 200,000 customer threshold for Muve Music in early September, a doubling of its subscriber base in less than 60 days. In addition, the Company recently gained its 250,000th Muve Music customer.
  Announced Muve First™ and Muve Headliner™, two new monthly music programs exclusively for Muve Music customers. Muve First offers subscribers exclusive content before any other digital music service. Muve Headliner is a monthly program that features A-list artists and provides Muve Music users with exclusive and featured music.
  Launched the Huawei Ascend II, the successor to Cricket's highly-successful deployment of its first low-cost Android device, the Ascend, which was launched in October 2010.
  Introduced two feature-phones, the Samsung Comment and the Kyocera Luno.

Webcast Information

As previously announced, Leap management will host a live webcast at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-951-1214 (domestic) or 1-303-223-0112 (international). No participant pass code number is required for this call. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://earnings.leapwireless.com. Listeners should navigate to the webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 10 minutes prior to the start time in order to register and be placed into the call.

More information about this event including a live webcast, the accompanying presentation slides and other supporting materials may be accessed by visiting http://earnings.leapwireless.com. These materials will be available for download at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today.

A replay of the conference call will be available for a limited time via webcast, MP3 or telephone and may be accessed by visiting http://earnings.leapwireless.com or dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21541040.

About Leap

Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, condensed consolidated statements of operations or condensed consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, customer activity, future capital expenditures, competitiveness and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors' initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;
  our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  our ability to effectively integrate, manage and operate our joint venture in South Texas;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 5, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of October 31, 2011, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Music, Muve Money, Muve First, Muve Headliners, Cricket Crosswave, Seek Music, MyPerks, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)
	September 30, 2011	December 31, 2010
Assets	(Unaudited)
Cash and cash equivalents	$424,739	$350,790
Short-term investments	375,292	68,367
Inventories	88,303	104,241
Deferred charges	46,316	47,343
Other current assets	143,653	91,010
Total current assets	1,078,303	661,751
Property and equipment, net	1,929,498	2,036,645
Wireless licenses	1,940,824	1,968,075
Assets held for sale	30,409	—
Goodwill	31,654	31,094
Intangible assets, net	46,689	64,843
Other assets	62,770	72,415
Total assets	$5,120,147	$4,834,823
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$325,927	$346,869
Current maturities of long-term debt	8,500	8,500
Other current liabilities	290,867	221,077
Total current liabilities	625,294	576,446
Long-term debt	3,218,856	2,832,070
Deferred tax liabilities	325,286	295,703
Other long-term liabilities	163,908	114,534
Total liabilities	4,333,344	3,818,753
Redeemable non-controlling interests	93,510	104,788
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 78,712,496 and 78,437,309 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	8	8
Additional paid-in capital	2,176,730	2,155,712
Accumulated deficit	(1,482,747)	(1,243,740)
Accumulated other comprehensive loss	(698)	(698)
Total stockholders' equity	693,293	911,282
Total liabilities and stockholders' equity	$5,120,147	$4,834,823

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (Unaudited and in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Service revenues	$717,296	$600,583	$2,099,794	$1,846,015
Equipment revenues	45,983	37,478	203,937	143,152
Total revenues	763,279	638,061	2,303,731	1,989,167
Operating expenses:
Cost of service (exclusive of items shown separately below)	255,899	215,389	736,714	620,737
Cost of equipment	190,364	120,273	602,836	399,367
Selling and marketing	79,895	98,942	276,908	307,275
General and administrative	83,899	89,202	271,387	270,402
Depreciation and amortization	144,904	114,055	407,715	333,950
Impairments and other charges	23,693	477,327	24,324	477,327
Total operating expenses	778,654	1,115,188	2,319,884	2,409,058
Loss on sale or disposal of assets	(678)	(923)	(5,673)	(3,864)
Operating loss	(16,053)	(478,050)	(21,826)	(423,755)
Equity in net income (loss) of investees, net	764	(316)	2,953	1,142
Interest income	59	212	182	934
Interest expense	(67,028)	(60,471)	(187,770)	(181,062)
Other income, net	32	135	—	3,207
Loss before income taxes	(82,226)	(538,490)	(206,461)	(599,534)
Income tax (expense) benefit	(11,899)	5,154	(32,546)	(18,537)
Net loss	(94,125)	(533,336)	(239,007)	(618,071)
Accretion of redeemable non-controlling interests and distributions, net of tax	25,295	(2,947)	8,755	(4,484)
Net loss attributable to common stockholders	$(68,830)	$(536,283)	$(230,252)	$(622,555)
Loss per share attributable to common stockholders:
Basic	$(0.90)	$(7.06)	$(3.01)	$(8.21)
Diluted	$(0.90)	$(7.06)	$(3.01)	$(8.21)
Shares used in per share calculations:
Basic	76,537	75,965	76,470	75,869
Diluted	76,537	75,965	76,470	75,869

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (Unaudited and in thousands)
	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net cash provided by operating activities	$268,134	$326,254
Investing activities:
Acquisition of a business	(850)	—
Purchases of property and equipment	(289,304)	(298,927)
Change in prepayments for purchases of property and equipment	(2,281)	57
Purchases of and deposits for wireless licenses and spectrum clearing costs	(3,535)	(2,969)
Proceeds from sale of wireless licenses and operating assets	1,887	—
Purchases of investments	(521,909)	(481,435)
Sales and maturities of investments	214,726	621,449
Purchases of membership units of equity investments	—	(967)
Dividend received from equity investee	11,606	—
Change in restricted cash	(920)	811
Net cash used in investing activities	(590,580)	(161,981)
Financing activities:
Proceeds from issuance of long-term debt	396,772	—
Repayment of long-term debt	(15,089)	(6,000)
Payment of debt issuance costs	(7,177)	—
Purchase of non-controlling interests	—	(24,161)
Proceeds from issuance of common stock, net	712	660
Proceeds from sales lease-back financing	25,815	—
Other	(4,638)	(1,476)
Net cash provided by (used in) financing activities	396,395	(30,977)
Net increase in cash and cash equivalents	73,949	133,296
Cash and cash equivalents at beginning of period	350,790	174,999
Cash and cash equivalents at end of period	$424,739	$308,295

Supplementary disclosure of cash flow information:
Cash paid for interest	$(123,653)	$(136,477)
Cash paid for income taxes	$(3,494)	$(3,022)

Non-cash investing and financing activities:
Contribution of wireless licenses in exchange for an equity interest	$—	$2,381

Explanatory Notes to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates its non-controlling interest in Savary Island Wireless, LLC (Savary Island) in accordance with the authoritative guidance for the consolidation of variable interest entities because Savary Island is a variable interest entity and, among other things, the Company has entered into an agreement with Savary Island's other member which establishes a specified purchase price in the event that it exercises its right to sell its membership interest to the Company. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three and nine months ended September 30, 2011 and 2010 (unaudited; in thousands, except percentages):

	Three Months Ended September 30,
					Change from Prior Year
	2011	% of 2011 Service Revenues	2010	% of 2010 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$717,296		$600,583		$116,713	19.4%
Equipment revenues	45,983		37,478		8,505	22.7%
Total revenues	763,279		638,061		125,218	19.6%
Operating expenses:
Cost of service	255,899	35.7%	215,389	35.9%	40,510	18.8%
Cost of equipment	190,364	26.5%	120,273	20.0%	70,091	58.3%
Selling and marketing	79,895	11.1%	98,942	16.5%	(19,047)	(19.3)%
General and administrative	83,899	11.7%	89,202	14.9%	(5,303)	(5.9)%
Depreciation and amortization	144,904	20.2%	114,055	19.0%	30,849	27.0%
Impairments and other charges	23,693	3.3%	477,327	79.5%	(453,634)	(95.0)%
Total operating expenses	778,654	108.6%	1,115,188	185.7%	(336,534)	(30.2)%
Loss on sale or disposal of assets	(678)	(0.1)%	(923)	(0.2)%	(245)	(26.5)%
Operating loss	$(16,053)	(2.2)%	$(478,050)	(79.6)%	$(461,997)	(96.6)%

	Nine Months Ended September 30,
					Change from Prior Year
	2011	% of 2011 Service Revenues	2010	% of 2010 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$2,099,794		$1,846,015		$253,779	13.7%
Equipment revenues	203,937		143,152		60,785	42.5%
Total revenues	2,303,731		1,989,167		314,564	15.8%
Operating expenses:
Cost of service	$736,714	35.1%	$620,737	33.6%	$115,977	18.7%
Cost of equipment	602,836	28.7%	399,367	21.6%	203,469	50.9%
Selling and marketing	276,908	13.2%	307,275	16.6%	(30,367)	(9.9)%
General and administrative	271,387	12.9%	270,402	14.6%	985	0.4%
Depreciation and amortization	407,715	19.4%	333,950	18.1%	73,765	22.1%
Impairments and other charges	24,324	1.2%	477,327	25.9%	(453,003)	(94.9)%
Total operating expenses	2,319,884	110.5%	2,409,058	130.5%	(89,174)	(3.7)%
Loss on sale or disposal of assets	(5,673)	(0.3)%	(3,864)	(0.2)%	1,809	46.8%
Operating loss	$(21,826)	(1.0)%	$(423,755)	(23.0)%	$401,929	(94.8)%

Total share-based compensation expense related to the Company's share-based awards for the three and nine months ended September 30, 2011 and 2010 was allocated to the condensed consolidated statements of operations as follows (unaudited; in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of service	$727	$852	$1,930	$2,315
Selling and marketing	760	1,577	1,068	4,514
General and administrative	(457)	6,553	8,557	20,034
Share-based compensation expense	$1,030	$8,982	$11,555	$26,863
Share-based compensation expense per share:
Basic	$0.01	$0.12	$0.15	$0.35
Diluted	$0.01	$0.12	$0.15	$0.35

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(2)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or "topped up" their account within 60 days after the end of their most recent term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(3)

ARPU is service revenues less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Prior to the fourth quarter of 2010, we accounted for regulatory fees and telecommunications taxes paid with respect to our service plans, including Universal Service Fund and E-911 fees, on a net basis in the consolidated statement of operations, such that these fees and taxes were recorded as service revenues, net of amounts owed and remitted to government agencies.  We no longer bill and collect these fees and taxes from customers on the new "all-inclusive" service plans we launched in August 2010.  As a result, during the fourth quarter of 2010, we elected to change the method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis of presentation.  As a result of this change, we no longer deduct from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead include such amounts in cost of service.  For purposes of calculating ARPU, we have deducted from service revenues pass-through regulatory fees and telecommunications taxes that we bill and collect from our customers with respect to our previously-offered non-"all-inclusive" service plans, which we remit on their behalf.   This change has been applied retrospectively to our ARPU results presented below. We have made a corresponding adjustment in our calculation of CCU, as described below.

Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or "topped up" their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have yet to disconnect service because they have either not paid their last bill or have not replenished or "topped up" their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Service revenues	$717,296	$600,583	$2,099,794	$1,846,015
Less pass-through regulatory fees and telecommunications taxes	(6,414)	(28,941)	(27,328)	(89,734)
Total service revenues used in the calculation of ARPU	$710,882	$571,642	$2,072,466	$1,756,281
Weighted-average number of customers	5,743,943	5,131,982	5,720,270	5,185,976
ARPU	$41.25	$37.13	$40.26	$37.63

(4)

CPGA is selling and marketing expense (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Selling and marketing expense	$79,895	$98,942	$276,908	$307,275
Less share-based compensation expense included in selling and marketing expense	(760)	(1,577)	(1,068)	(4,514)
Plus cost of equipment	190,364	120,273	602,836	399,367
Less equipment revenue	(45,983)	(37,478)	(203,937)	(143,152)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(64,738)	(38,833)	(195,782)	(76,999)
Total costs used in the calculation of CPGA	$158,778	$141,327	$478,957	$481,977
Gross customer additions	665,939	644,387	2,140,966	2,460,700
CPGA	$238	$219	$224	$196

(5)

CCU is cost of service and general and administrative expense (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Prior to the fourth quarter of 2010, we accounted for regulatory fees and telecommunications taxes paid with respect to our service plans, including Universal Service Fund and E-911 fees, on a net basis in the consolidated statement of operations, such that these fees and taxes were recorded as service revenues, net of amounts remitted to government agencies. We no longer bill and collect these fees and taxes from customers on the new "all-inclusive" service plans we launched in August 2010.  As a result, during the fourth quarter of 2010, we elected to change the method of accounting for regulatory fees and telecommunications taxes from a net to a gross basis of presentation. As a result of this change, we no longer deduct from service revenues regulatory fees and telecommunications taxes owed and remitted to government agencies and instead include such amounts in cost of service. For purposes of calculating CCU, we have deducted from cost of service pass-through regulatory fees and telecommunications taxes that we bill and collect from our customers with respect to our previously-offered non-"all-inclusive" service plans, which we remit on their behalf. This change has been applied retrospectively to our CCU results presented below. We have made a corresponding adjustment in our calculation of ARPU, described above. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of service	$255,899	$215,389	$736,714	$620,737
Plus general and administrative expense	83,899	89,202	271,387	270,402
Less share-based compensation expense included in the cost of service and general and administrative expense	(270)	(7,405)	(10,487)	(22,349)
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	64,738	38,833	195,782	76,999
Less pass-through regulatory fees and telecommunications taxes	(6,414)	(28,941)	(27,328)	(89,734)
Total costs used in the calculation of CCU	$397,852	$307,078	$1,166,068	$856,055
Weighted-average number of customers	5,743,943	5,131,982	5,720,270	5,185,976
CCU	$23.09	$19.95	$22.65	$18.34

(6)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale/disposal of assets; impairments and other charges; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  it does not reflect capital expenditures;
  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating loss, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating loss	$(16,053)	$(478,050)	$(21,826)	$(423,755)
Plus depreciation and amortization	144,904	114,055	407,715	333,950
OIBDA	$128,851	$(363,995)	$385,889	$(89,805)
Plus loss on sale or disposal of assets	678	923	5,673	3,864
Plus impairments and other charges	23,693	477,327	24,324	477,327
Plus share-based compensation expense	1,030	8,982	11,555	26,863
Adjusted OIBDA	$154,252	$123,237	$427,441	$418,249

CONTACT: Greg Lund, Media Relations, +1-858-882-9105, glund@leapwireless.com, or Amy Wakeham, Investor Relations, +1-858-882-9876, awakeham@leapwireless.com, both of Leap Wireless International, Inc.